Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

- 2007 First Quarter Operating Loss Reduced to $1.6 Million Compared

to 2006 First Quarter Operating Loss of $6.4 Million -

- Cash Used by Operations Reduced to $57 Thousand -

PRINCETON, N.J., May 3, 2007 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the first quarter of 2007.

Total revenues were $14.0 million for the first quarter of 2007 compared to $12.6 million for the first quarter of 2006, an increase of more than 11 percent. The $1.4 million increase in total revenues for the first quarter of 2007 compared to the first quarter of 2006 was largely due to increased U.K. forensic and U.S. forensic casework revenue, partially offset by decreased revenue from our testing services involving DNA profile uploads into the Federal Bureau of Investigation’s Combined DNA Index System (CODIS) and individual state databases and decreased U.S. paternity revenues.

Gross margin for the first quarter of 2007 was 31% compared to a gross margin of 18% for the first quarter of 2006. Gross margin for the first quarter of 2007 as compared to the first quarter of 2006 was positively impacted by increased volumes of U.K. forensic revenues and U.S. forensic casework revenues, as well as reduced expenses due to greater laboratory efficiencies and decreased operating expenses.

Total operating expenses, excluding cost of service revenue, for the first quarter of 2007 were $6.1 million compared to $8.8 million for the first quarter of 2006. The decline in these operating expenses was primarily due to a decline in U.S. general and administrative and marketing and sales expenses. The declines were largely attributable to reduced professional and consulting services, the discontinuance of a radio advertising campaign, and our overall restructuring of the company.

The operating loss for the first quarter of 2007 was $1.6 million compared to an operating loss of $6.4 million for the first quarter of 2006. The reduction in operating loss for the first quarter of 2007 compared to the first quarter of 2006 was principally due to an increase in gross margin, reductions in general and administrative expenses, reduced sales and marketing expenses and operational efficiencies resulting from restructuring efforts implemented throughout 2006.

Orchid Cellmark reported a net loss of $1.7 million, or $(0.06) per share, for the first quarter of 2007 compared to a net loss of $6.6 million, or $(0.27) per share, for the first quarter of 2006. The net loss for the first quarter of 2007 and 2006 includes charges of $1.1 million and $1.3 million, respectively, for depreciation and amortization.

At March 31, 2007, cash and cash equivalents were $23.9 million and restricted cash was $958 thousand. In the first quarter of 2007, cash used by operations was $57 thousand and cash used for capital expenditures was $128 thousand. The company had no debt as of March 31, 2007.

Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark, commented, “We believe our first quarter results demonstrate the significant progress that we have made over the last year. Our process of determining what business we pursue, coupled with a focus on operational efficiencies, has led to a significant improvement over last year’s first quarter results. Gross margins have improved significantly, below the line expenses have decreased and we significantly reduced the amount of cash used in our operations. Looking at our top line, the U.K. business continues to perform well and our U.S. forensics business has shown continued improvement, with better pricing, enhanced throughput in our facilities and lower operating costs.”

Mr. Bologna concluded, “We believe that the actions taken over the last year, along with a stronger balance sheet, have brought us closer to our goal of sustainable profitability and positive cash flow. We further believe that, in just a year’s time, we have put the company in a good position to take advantage of strategic opportunities for growth.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, May 3, 2007 at 10:00 am EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 7739682. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site at www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: Orchid Cellmark’s belief that the actions taken over the last year, along with a stronger balance sheet, have brought it closer to its goal of sustainable profitability and positive cash flow and Orchid Cellmark’s belief that it is in a good position to take advantage of strategic opportunities for growth. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Income Statements

Three months ended March 31, 2007 and 2006

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2007	2006
Revenues:
Service revenues	$13,895	$12,483
Other revenues	137	112

Total revenues	14,032	12,595

Operating expenses:
Cost of service revenues	9,519	10,204
Research and development	279	278
Marketing and sales	1,484	2,215
General and administrative	3,936	5,815
Restructuring	—	54
Amortization of intangible assets	445	439

Total operating expenses	15,663	19,005

Operating loss	(1,631)	(6,410)

Other income (expense), net	207	(18)

Loss before income tax expense	(1,424)	(6,428)

Income tax expense	259	171

Net loss	$(1,683)	$(6,599)

Basic and diluted net loss per share	$(0.06)	$(0.27)

Shares used in computing basic and diluted net loss per share:	29,319	24,332

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

(In thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006
Assets:

Current assets
Cash and cash equivalents	$23,919	$24,144
Accounts receivable, net	12,117	12,165
Inventory	915	1,072
Prepaids and other current assets	1,131	1,751

Total current assets	38,082	39,132

Fixed assets, net	7,918	8,469
Goodwill	2,323	2,321
Other intangibles, net	9,312	9,755
Restricted cash	958	958
Other assets	554	543

Total assets	$59,147	$61,178

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$1,676	$2,417
Accrued expenses and other current liabilities	5,300	4,904
Income taxes payable	813	1,013
Deferred revenue	855	825

Total current liabilities	8,644	9,159

Other liabilities	1,068	1,113

Total liabilities	9,712	10,272

Total stockholders’ equity	49,435	50,906

Total liabilities and stockholders’ equity	$59,147	$61,178